Exhibit 10.6

March 3, 2015

Dr. Asha Das

5 Heritage Place

Menlo Park, CA 94025

Re:	Employment Terms

Dear Dr. Das,

Tocagen Inc. (the “Company”) is pleased to offer you the position of Vice President, Clinical Development and Medical Affairs on the following terms, and is looking forward to your joining our outstanding team.

You will be responsible for the duties described in Appendix A, and will report to our Chief Medical Officer. You will work as an exempt employee at our facility located in San Diego, California. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your compensation rate will be $305,000 annually, less payroll deductions and all required withholdings, prorated for any partial year of employment on the basis of a 365-day fiscal year. You will be eligible for the Company’s standard health and welfare benefits, including medical and dental insurance. Details about these benefits will be provided in Summary Plan Descriptions and the Employee Handbook. The Company may change compensation and benefits from time to time in its discretion.

The Company is building a culture committed to excellence and the highest of ethical standards. We believe ownership of Tocagen Inc. common stock is a key element of supporting this culture, and this offer of employment includes an opportunity for you to be awarded stock options to acquire common stock in the Company. Specific information on the stock option component of your employment offer will be covered in a separate letter.

As a Company employee, you will be expected to abide by all Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. As a condition of employment, you must read, sign and comply with the attached Employee Proprietary information and Inventions Agreement which, among other things, prohibits unauthorized use or disclosure of Company proprietary information and protects the Company’s rights in its intellectual property.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose.

Tocagen Inc. 3030 Bunker Hill St., Suite. 230 San Diego, CA 92109 Main (858) 412-8400 Fax (858) 412-8499 www.tocagen.com

Dr. Asha Das-Page 2

March 3, 2015

You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by the Chief Financial Officer or Chief Executive Officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your Employee Proprietary Information and inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and by the Chief Financial Officer or Chief Executive Officer of the Company.

Please sign and date this letter and the enclosed Employee Proprietary Information and Inventions Assignment Agreement, and return them to me by March 10, 2015, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on April 29, 2015. The Company asks that you provide a copy of your most recent paycheck from your previous employer on or before your start date.

We enthusiastically look forward to you joining us at Tocagen!

Sincerely,

/s/ Thomas E. Darcy
Thomas E. Darcy, Chief Financial Officer

Accepted:

/s/ Dr. Asha Das	3/7/2015
Dr. Asha Das	Date

Attachments:	Appendix A
Proprietary Information and Inventions Agreement

TOCAGEN INC.

Appendix A

Dr. Asha Das

Through the development of the Clinical Development (CD) and the Medical Affairs (MA) team, you will be accountable for Phase I-1V clinical and medical functions including: clinical development plan, clinical trial design and analysis, manuscripts, publications and external presentations. You will be responsible for leadership and management of early through late stage clinical program delivery according to agreed-upon deadlines and budgets. Working closely with the CMO, R&D, Regulatory, and Commercial teams, you will develop and execute clinical programs from early stage through full life cycle development. You will be responsible for the strategic resourcing of all Clinical/Medical Affairs areas of responsibility (excluding Clinical Operations/Biometrics). Positions in Clinical Development include medical monitors, clinical scientists, and medical writers.

The MA leadership role will involve creating, in 2015 and annually, a strategy for MA including life cycle management of the lead asset with tactical implementation including overall development and maintenance of “peer to peer” scientific relationships with critical stakeholders but not limited to key opinion leaders (KOLs) in health care, research, academia, and managed care organizations. Additional areas of responsibility for MA include: conference activities including management of abstract submissions and meeting presentations as well as playing a key role in the development and execution of the publication plan; the development and execution of the investigator-sponsored trials (1ST) as well as compassionate use and named patient protocols. MSLs will provide relevant disease state, study information and research findings regarding Company pipeline products, as well as current and expanding treatment in the area of oncology in addition to medical and educational strategies in collaboration with internal stakeholders; pairing educational and research needs with available resources and providing data in response to specific inquiries.

Duties and Responsibilities Include But Are Not Limited To:

•

Responsible for preparing clinical portions of new Drug Applications and Biologics License Applications, including protocols, investigator brochures, medical reports, efficacy and safety summaries, scientific rationales and benefit/risk ratios.

•	Develop and maintain key opinion leader relationships and serve as the clinical lead for advisory meetings.

•	Establish and maintain relationships with alliance partners, external service providers, investigators, and opinion leaders to optimize performance on clinical programs.

•	Prepare manuscripts for technical journals and make presentations at scientific meetings.

•	Participate in business development processes as needed.

•	Accountable for medical monitor activities for Phase I-IV studies (see Appendix B) through direct execution of activities or supervision of a medical monitor dependent on current staffing.

•	To execute the Medical Affairs strategic plan, you will build a team of internal (see Appendix C) and field based MSLs.

•	Accountable for clinical portion of regulatory documents such as Investigator Brochure update, and annual reports.

•	Accountable for pharmacovigilance for clinical projects including review and reporting of SAEs.

•	Perform other duties as required.

Appendix B

Medical Monitor Function/Scope:

The Medical Monitor is responsible for patient safety and provides medical guidance during study design and execution. In addition to study level activities, they participate on program teams, standing committees, review compounds for potential in-licensing, and provide assistance to new business development on market opportunity and target product profile. Generally provides clinical support across multiple programs comprised primarily of Phase I, Phase II, or Phase III studies; they oversee clinical trials to ensure compliance with GCP regulations and the safety of enrolled subjects. They may also be required to participate in design development strategy for a compound or group of compounds with multiple protocols designed to obtain world-wide approval. Plays an active role in the initiation of new investigational sites; will observe and quality assure surgical procedures. Serve as a medical/surgical liaison to ensure that the protocol is being faithfully adhered to, that all biosafety practices elaborated by the Institutional Biosafety Committee are being adhered to, and to report back to the team any observations that might be relevant in terms of improving safety or efficacy of the products.

Appendix C

Medical Science Liaison (in-house) Function/Scope:

The primary responsibility of the in house Medical Science Liaison (MSL) will be to provide overall development and support for Medical Affairs activities. The MSL will assist in the development and maintenance of “peer to peer” scientific relationships with critical stakeholder but not limited to key opinion leaders (KOLs) in health care, research, academia, and managed care organizations. Importantly the in house MSL will organize conference activities including management of abstract submissions and meeting presentations as well as playing a key role in the development and execution of the publication plan. In addition the in house MSL will play a leadership role in the development and execution of the investigator-sponsored trials (1ST) as well as compassionate use and named patient protocols. MSLs will provide relevant disease state, study information and research findings regarding Company pipeline products, as well as current and expanding treatment in the area of oncology.

The MSL will assist in the development of and delivery of clinical presentations to these stakeholders in a timely, ethical and customer -focused manner. In addition, the MSL will implement medical and educational strategies in collaboration with internal stakeholders; pairing educational and research needs with available resources and providing data in response to specific inquiries.

March 3, 2015

Dr. Asha Das

5 Heritage Place

Menlo Park, CA 94025

Re:	Tocagen Stock Option Award

Dear Dr. Das,

Should you accept the offer of employment with Tocagen Inc. (the “Company”), and subject to approval by the Company’s Board of Directors (the “Board”), the Company expects to award you an option to purchase 250,000 shares of the Company’s common stock at a purchase price per share equal to the fair market value of the Company’s common stock as determined by the Board as of the next stock option award date.

Your stock option award is currently expected to be made subject to the Company’s incentive plan and will be subject to various terms and conditions, including a four-year vesting schedule under which twenty-five percent (25%) of your stock option award will vest (become exercisable) after twelve months of employment, with the remainder vesting thereafter in equal monthly installments on the last calendar day of each month, until either fully vested or your employment ends, whichever occurs first.

The Company believes that employee equity ownership is an important element of our culture of excellence, and hopes you will share our view as a new Tocagen employee.

Sincerely,

/s/ Thomas E. Darcy
Thomas E. Darcy, Chief Financial Officer